North America Structured Investments 5yr SX5E/RTY Step-Up Auto Callable Contingent Buffered Equity Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Hypothetical Examples of Amounts Upon Issuer: JPMorgan Chase Financial Company LLC Automatic Call or at Maturity** Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: EURO STOXX 50® Index and Russell 2000® Index Lesser Total Return at Contingent Buffer Amount: 50.00% Total Return at Total Return at Total Return at Performing Maturity if not Pricing Date: August 28, 2018 First Review Third Review Fourth Review Index Return at Automatically Final Review Date: August 28, 2023 Date* Date* Date* Review Date Called Maturity Date: August 31, 2023 Review Dates: Annually CUSIP: 48129MX27 40.00% 12.50% 37.50% 50.00% 40.00% Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48129MX27/doctype/Product_Termsheet/document.pdf 20.00% 12.50% 37.50% 50.00% 20.00% For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial 7.00% 12.50% 37.50% N/A 7.00% Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call 3.00% 12.50% N/A N/A 3.00% If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call 0.00% N/A N/A N/A 0.00% Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. -5.00% N/A N/A N/A 0.00% Review Date Call Value* Call Premium* -20.00% N/A N/A N/A 0.00% First At most 102.00% At least 12.50% -50.00% N/A N/A N/A 0.00% Second At most 104.00% At least 25.00% Third At most 106.00% At least 37.50% -50.01% N/A N/A N/A -50.01% Fourth At most 108.00% At least 50.00% Payment At Maturity -60.00% N/A N/A N/A -60.00% If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your -80.00% N/A N/A N/A -80.00% payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Index Return) -100.00% N/A N/A N/A -100.00% If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer N/A – indicates that the notes would not be called on the applicable Review Date Amount, you will receive the principal amount of your notes at maturity. and no payment would be made for that date. If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than * Reflects a call premium of 12.50% per annum and the applicable maximum Call the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: Values listed in the table to the left. The call premium will be determined on the $1,000 + ($1,000 × Lesser Performing Index Return) Pricing Date and will not be less than 12.50% per annum. The Call Values will be determined on the pricing date and will not be greater than the applicable maximum. If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than ** Not all Review Dates reflected. The hypothetical returns on the notes shown the Contingent Buffer Amount, you will lose more than 50% of your principal amount at maturity and could lose all of your above apply only if you hold the notes for their entire term or until automatically principal amount at maturity. called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3530 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 5yr SX5E/RTY Step-Up Auto Callable Contingent Buffered Equity Notes Selected Risks Selected Risks (continued) • Your investment in the notes may result in a loss. The notes do not guarantee any return • The estimated value of the notes will be lower than the original issue price (price to public) of of principal. the notes. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial • The estimated value of the notes is determined by reference to an internal funding rate. Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to • The estimated value of the notes does not represent future values and may differ from others’ maturity will be subject to changes in the market’s view of the creditworthiness of estimates. JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The value of the notes, which may be reflected in customer account statements, may be • The Call Value with respect to each Index for each Review Date is greater than its Initial higher than the then current estimated value of the notes for a limited time period. Value and increases progressively over the term of the notes. • Lack of liquidity: J.P. Morgan Securities LLC, (who we refer to as JPMS) intends to offer to • If the notes are automatically called, the appreciation potential of the notes is limited to purchase the notes in the secondary market but is not required to do so. The price, if any, at any Call Premium Amount paid on the notes. which JPMS will be willing to purchase notes from you in the secondary market, if at all, may • You are exposed to the risk of decline in the level of each Index. result in a significant loss of your principal. • Your payment at maturity will be determined by the Lesser Performing Index. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance • The benefit provided by the Contingent Buffer Amount may terminate on the final Review of notes, including acting as calculation agent and hedging our obligations under the notes, Date. and making the assumptions used to determine the pricing of the notes and the estimated • The automatic call may force a potential early exit. value of the notes when the terms of the notes are set. It is possible that such hedging or • No interest payments, dividend payments or voting rights. other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. • The notes are subject to the risks associated with non-U.S. securities. Morgan and its affiliates while the value of the notes decline. • The notes do not provide direct exposure to fluctuations in foreign exchange rates. • The tax consequences of the notes may be uncertain. You should consult your tax advisor • The notes are subject to the risks associated with small capitalization companies. regarding the U.S. federal income tax consequences of an investment in the notes. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Disclaimer SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333-222672 and 333-222672-01 J.P. Morgan Structured Investments | 1 800 576 3530 | jpm_structured_investments@jpmorgan.com